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[Cooley Godward LLP Letterhead]
June 28, 2000

CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CV Therapeutics, Inc., a Delaware corporation (the "Company"), of an Amendment No. 1 to Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the Holders therefor a total of $196,250,000 principal amount 4 3/4% Convertible Subordinated Notes due March 7, 2007 (the "Notes") and the shares of Common Stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated March 1, 2000 between the Company and Norwest Bank Minnesota, N.A. (the "Indenture").

In connection with this opinion, we have examined copies of the Indenture, the Notes and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to our opinion as to the enforceability of the Notes, we have relied as to matters of New York law solely on the opinion of Debevoise & Plimpton of even date herewith, a copy of which is being filed separately as an exhibit to the Registration Statement.

Our opinion is express solely with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principal of equity, and by an implied covenant of good faith and (ii) the Shares, when issued in accordance with the terms of the Notes, upon conversion thereof, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:    /S/ ANDREA VACHSS
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      Andrea Vachss, Esq.